Exhibit 99.1

Media Relations Contact: Brian Ziel (408.658.1540) brian.ziel@seagate.com Investor Relations Contact: Rod Cooper (408.658.1099) rod.j.cooper@seagate.com

SEAGATE TECHNOLOGY PROVIDES UPDATED FINANCIAL OUTLOOK

CUPERTINO, CA — November 28, 2011 — Seagate Technology plc (NASDAQ: STX) today updated its financial outlook for the December 2011 and March 2012 quarters.

The company continues to believe that, due to the industry impacts caused by the extensive flooding in Thailand, hard disk drive supply will be significantly constrained for several quarters. For the December 2011 quarter, the company believes the industry will ship between 110-120 million units.

The company believes the industry’s ability to manufacture and ship hard disks drives will gradually improve throughout calendar 2012. While this may alleviate some of the unit demand shortfall, it is expected that some companies will optimize unit shipments by manufacturing lower component count/lower capacity hard disk drives; thereby, only modestly offsetting the growing petabyte shortage. Because demand is estimated to significantly exceed supply during this time, pricing is expected to remain stable.

Financial Outlook

The company’s component and disk drive factories in Thailand have not been directly affected by the flood; however, the company’s ability to manufacture hard disk drives has been impacted due to external component supply constraints as first disclosed on October 12, 2011.

For the December 2011 quarter, the company now expects unit shipments of approximately 43 million units and revenue of approximately $2.8 billion. Gross margin as a percent of revenue is expected to be 150-300 basis points above the high-end of the company’s long-term, targeted gross margin range of 22-26%. Operating expenses (R&D and SG&A) are expected to be approximately $400 million. Expenses related to the acquisition of Samsung Electronics Co., Ltd’s (“Samsung”) hard disk drive business and any revenue or operating expenses of the acquired business following the closing date cannot be estimated at this time and are therefore excluded from this outlook. The company continues to expect to close the acquisition of Samsung’s hard disk drive business by the end of December 2011.

The company’s outlook for the March 2012 quarter assumes requisite regulatory approvals are received and the Samsung acquisition closes in December of 2011. The company also continues to work with its external suppliers to restore the component supply chain, and now expects that in the March quarter it will be capable of shipping a mix of products in terms of capacity per drive and expected market similar to pre-flood levels. Currently, for the March 2012 quarter, the company expects unit shipments to increase sequentially. Revenue is expected to be at least $3.75 billion and gross margin as a percent of revenue is expected to be at least 300 basis points above the aforementioned targeted range of 22-26%. The outlook for the March 2012 quarter excludes certain costs related to the integration of the acquired Samsung hard disk drive operations which cannot be estimated at this time.

The financial outlook provided today does not include the arbitration award previously disclosed on November 21, 2011.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including, in particular, statements about our plans, strategies and prospects and estimates of industry growth for the fiscal quarter ending December 30, 2011 (the “December 2011 quarter”) and beyond, including, but not limited to, statements related to the Company’s operating and financial performance in the December 2011 and March 2012 quarters and thereafter, and statements regarding customer demand for disk drives, industry pricing, the Company’s product mix and general market conditions. These statements identify prospective information and include words such as expect, plans, anticipates, believes, estimates, predicts, projects, and similar expressions. These forward-looking statements are based on information available to the Company as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control. In particular, the uncertainty in global economic conditions continues to pose a risk to the Company’s operating and financial performance as consumers and businesses may defer purchases in response to tighter credit and negative financial news. Such risks and uncertainties also include, but are not limited to, the impact of the variable demand and the adverse pricing environment for disk drives, particularly in view of current business and economic conditions; dependence on the Company’s ability to successfully qualify, manufacture and sell its disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements and possible excess industry supply with respect to particular disk drive products; the Company’s ability to achieve projected cost savings in connection with restructuring plans; the risk that the previously announced transaction with Samsung Electronics Co., Ltd. (“Samsung”) will not be consummated and the risk that the Company will incur significant costs in connection with the transaction with Samsung; and significant disruption to the industry supply chain due to the severe flooding throughout parts of Thailand and the industry’s ability to recover from such disruption, which may pose a risk to the Company’s operating and financial performance.

Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on August 17, 2011 and October 27, 2011, respectively, which statements are incorporated into this press release by reference. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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